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                                  EXHIBIT 99.2



                             VALLEY COMMERCIAL BANK

                            NOTICE OF SPECIAL MEETING
                                 OF SHAREHOLDERS

          A Special Meeting of shareholders of Valley Commercial Bank ("Valley Bank") will be held at 10:00 a.m., Pacific Time, on __________, 1994, at Valley Bank's offices at 615 Sixth Street, Clarkston, Washington to consider and act upon an Agreement and Plan of Reorganization dated as of March 7, 1994 (the "Plan of Reorganization"), between West One Bancorp ("West One"), West One Bank, Washington ("West One-Washington") and Valley Bank, which agreement provides for the merger of Valley Bank into West One-Washington, a wholly-owned subsidiary of West One.

          Upon the consummation of the Plan of Reorganization, each holder of shares of Valley Bank Common Stock will be entitled to receive, in exchange for each share of Valley Bank held as of the effective date of the Plan of Reorganization, that number of shares of West One Common Stock calculated by dividing the $11,676,250 purchase price (plus certain accretions as defined in the Plan of Reorganization) by the average closing price (as defined in the Plan of Reorganization) of West One Common Stock and by further dividing the number so reached by the number of shares of Valley Bank Common Stock that are issued and outstanding as of the effective date of the merger.

          Dissenting shareholders will be entitled to payment of the value of only those shares which are voted against approval of the Plan of Reorganization.

          The Board of Directors has set __________, 1994, as the record date for determining shareholders entitled to notice of and to vote at the Special Meeting.

          By order of the Board of Directors

Dated:  July __, 1994.


                                             ___________________________________
                                             Gerald D. Wilson, Chairman



          Please mark, sign and return the enclosed proxy in the envelope provided.